EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2013 with respect to the consolidated financial statements (expressing an unqualified opinion) included in the Annual Report of United Security Bancshares, Inc. on Form 10-K for the year ended December 31, 2012, as well as our report dated June 27, 2013 with respect to the financial statements and supplemental schedule of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) as of December 31, 2012 and 2011 and for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8 pertaining to the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions).

/s/ CARR, RIGGS & INGRAM, LLC

Dothan, Alabama

July 2, 2013